EXHIBIT 10.21

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”), dated as of January 2, 2010 is made between BioLineRx Ltd., which has a place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem 91450, Israel (“BioLine”) and Dr. Kinneret Savitsky with an address at 44 Metudela Street, Tel Aviv 69867 (the “Employee”).

WHEREAS, the Employee and BioLine Innovations Jerusalem, L.P., a limited partnership controlled by BioLine (“BIJ”) have entered into a certain Engagement Offer dated October 13, 2004 (collectively the “Employment Agreement”), which Employment Agreement replaced the previous Engagement Offer entered into between BioLine and the Employee, dated May 6, 2004;
WHEREAS, the Employee has been appointed by the Board of Directors of BioLine as Chief Executive Officer of BioLine, effective as of January 2, 2010; and
WHEREAS, as a result of the nomination the parties wish to amend certain provisions in the Employment Agreement.

NOW THEREFORE, the parties hereby agree as follows:

1.
The Employee shall be promoted to the position of Chief Executive Officer of BioLine commencing on January 2, 2010. Consequently, the Employment Agreement shall be amended such that the Employee shall be employed by BioLine, instead of by the General Partner of BIJ, and any reference in the Employment Agreement to the term “Management Company” shall be replaced with the term “BioLine”. Except as explicitly set forth below, the change in the entity employing Employee shall not in any way derogate from Employee’s rights in connection with Employee’s employment by BIJ until January 2, 2010 and any such rights shall continue to accumulate with Employee’s employment by BioLine.

2.
The preamble to the Employment Agreement shall be deleted in its entirety and replaced with the following language: “This letter agreement (this “Agreement”) sets forth the terms and conditions concerning your employment by BioLineRx Ltd. (“BioLine”). Should you accept the terms and conditions of this Agreement it shall constitute a binding agreement by and between BioLine and yourself.”

3.
Section 9 of the Employment Agreement shall be deleted in its entirety and replaced with the following language: “BioLine shall pay or cause to be paid to the Employee during the term of this Agreement a gross salary in the amount of seventy thousand New Israeli Shekels (NIS 70,000 per month (the “Salary”). The Salary will be paid no later then the 9th day of each calendar month after the month for which the Salary is paid, after deduction of any and all taxes and charges applicable to Employee, as may be in effect or which may hereafter be enacted or required by law. Employee shall notify BioLine of any change which may affect Employee’s tax liability.”

4.
Section 12 of the Employment Agreement shall be deleted in its entirety and replaced with the following language: “Vacation. During the term of the employment, Employee shall be entitled to vacation in the number of twenty (20) working days per year, as adjusted in accordance with applicable law.  A “working day” shall mean Sunday to Thursday inclusive, and the use of said vacation days will be coordinated with BioLine. Employee shall be entitled to accumulation and redemption of vacation days in accordance with BioLine’s employees’ handbook, which may be amended from time to time in BioLine’s sole discretion.”

5.
Section 14 of the Employment Agreement shall be deleted in its entirety and replaced with the following language “In addition to any previous grant of options to Employee, and subject to the approval of the BioLine Board of Directors, Employee shall be granted five hundred thousand (500,000) options to purchase Ordinary Shares par value NIS 0.01 each of BioLine, to be granted pursuant to, and in accordance with, the terms and conditions of the share option plan adopted by BioLine.”

6.
Section 15 of the Employment Agreement shall be deleted in its entirety and replaced with the following language: “Automobile. For purposes of performance of Employee’s duties and tasks, and during the Employment Period, BioLine shall make available to Employee a company vehicle, leased or owned by BioLine of a type to be elected by BioLine, in accordance with its policies which may be amended from time to time (the “Company Car”). Employee shall use the Company Car in accordance with BioLine’s car policy then in effect, as well as the requirements of the leasing company and the insurance company. BioLine shall bear the cost of maintenance and repairs, and any insurance deductibles for the Company Car, in accordance with its policies and the Car Agreement which will be signed between Employee and BioLine. Employee shall be liable for paying for fuel, as well as any parking and/or traffic fines received in connection herewith, and for any damages and expenses in case of negligent use of the Company Car and/or use of the Company Car not in accordance with BioLine’s applicable policies. All taxes arising out of the use of the Company Car shall be borne by Employee, and Employee acknowledges that such taxes will be withheld from Employee’s salary as required by law.  Employee further acknowledges that the tax treatment of the benefit through use of the Company Car is subject to change, and any economic impact resulting from such changes will be in Employee’s sole responsibility .For the avoidance of doubt, Employee agrees and confirms that the cost of the leasing and/or the cost of the use of the Company Car shall not constitute a component of Employee’s Salary, including with regard to social benefits and/or any other right to which Employee is entitled by virtue of this Agreement or under law. The Employee shall be required to follow rules and regulations as to the usage of the Company Car as described in the “Company Car Lease Agreement” or “Car Addendum” provided to the Employee prior to receipt of the Company Car. The Company Car will remain in BioLine’s ownership, and will be returned to BioLine immediately upon termination of Employee’s employment with BioLine for any reason, as of the date of termination. The Employee shall not be entitled to use a Company Car during unpaid leaves or absences, unless specifically approved by BioLine in writing.”

7.	Except as explicitly set forth in this Amendment, the terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

BioLineRx Ltd.		Dr. Kinneret Savitsky

By:	/s/ Philip Serlin	By:	/s/ Kinneret Savitsky
Name:	PHILIP SERLIN	Name:	KINNERET SAVITSKY
Title:	Chief Financial Officer